Exhibit 21.1

Subsidiaries of Nikola Corporation

Subsidiary	Jurisdiction

Nikola Subsidiary Corporation	Delaware

Nikola Motor Company LLC	Arizona

Nikola Powersports LLC	Arizona

Nikola Energy Company LLC	Arizona

Nikola Iveco Europe Gmbh	Germany*

*Nikola Corporation holds a 50% interest in Nikola Iveco Europe Gmbh.